Exhibit 31.4

Certification of Chief Financial Officer

I, David M. Hadani, Chief Financial Officer of Crossroads Capital, Inc., certify that:

1. I have reviewed this amendment on Form 10-K/A to the annual report on Form 10-K of Crossroads Capital, Inc., for the period ending December 31, 2015, as filed with the Securities and Exchange Commission on March 29, 2016.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ David M. Hadani
Name:	David M. Hadani
Date:	April 28, 2016